ADMINISTRATIVE SERVICES AGREEMENT

FOR TIAA-CREF LIFE FUNDS

THIS AGREEMENT is made this 1st day of May, 2010 by and between TIAA-CREF Life Funds (the “Trust”), a Delaware statutory trust, and Teachers Advisors, Inc. (the “Administrator”), a Delaware corporation.

WHEREAS, Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and currently consists of several series (listed on Appendix A hereto), and may consist of additional series or classes in the future (collectively, the “Funds”);

WHEREAS, Trust desires to retain Administrator to render administrative and management services to the Funds, in the manner and on the terms and conditions set forth in this Agreement;

WHEREAS, Administrator is willing to provide such administrative and management services to the Funds in the manner and on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, Trust and Administrator hereby agree as follows:

1.      Appointment.

Trust hereby appoints Administrator to act as the Funds’ administrator for the periods and on the terms set forth herein. Administrator hereby accepts the appointment as administrator, and agrees, subject to the supervision of the board of trustees of Trust (the “Board”), to furnish the services and assume the obligations set forth in this Agreement for the compensation provided for herein.

2.      Generally.

(a)        As the Funds’ administrator, Administrator shall be subject to: (1) the restrictions of the Trust’s Declaration of Trust, as amended from time to time; (2) the provisions of the 1940 Act and other relevant regulations; (3) the statements relating to the Funds’ investment objectives, investment policies and investment restrictions as set forth in the currently effective (and as amended from time to time) registration statement of Trust under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act; (4) any applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”); and (5) such other limitations as Trust shall communicate to Administrator in writing.

(b)        Administrator shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent Trust or a Fund in any way or otherwise be deemed an agent of Trust or a Fund.

(c)        Administrator shall, for purposes of this Agreement, have and exercise full discretion and authority to act as agent for the Funds in facilitating their day-to-day operations, subject to supervision by the Board.

3.      General Administrative and Management Services.

(a)        Administrator shall administer, manage or supervise all aspects of the Funds’ operations, including transfer agency, dividend disbursing, legal, accounting, administration and shareholder services. These services may be provided by Administrator or by third-party service providers, such as custodians, transfer agents and fund administrators. Administrator’s general management services shall include, but be limited to:

(1)        Supervising the performance of custodians, transfer agents, fund administrators, and other persons in any capacity deemed to be necessary to a Fund’s operations;

(2)        Furnishing or overseeing the furnishing of any personnel, office space, equipment and other facilities necessary for the non-investment-related operations of the Fund;

(3)        Calculating or monitoring the calculation of the net asset value of each Fund at such times and in such manner as specified in Trust’s current registration statement and at such other times upon which the parties hereto may from time to time agree;

(4)        Providing or overseeing the provision of customary accounting and auditing services for registered investment companies and their series, including portfolio accounting, dividend and distribution determinations, and the calculation and preparation of any financial information or schedules, for Trust and the Funds;

(5)        Preparing and filing or supervising the preparation and filing of all federal, state, and local tax returns and reports relating to each Fund;

(6)        Preparing and filing or supervising the preparation and filing of any documents required to be filed on behalf of Trust or the Funds with the Securities Exchange Commission and/or other federal, state and local authorities as may be required by applicable law, including proxy materials, registration statements and post-effective amendments thereto, shareholder reports, and Rule 24f-2 notices;

(7)        Preparing and filing or supervising the preparation and filing of notices to qualify the Funds’ shares to be offered in such states;

(8)        Maintaining or overseeing the maintenance of such non-investment activity-related books and records of the Funds as may be required by applicable law;

(9)        Providing or overseeing the organization and recordkeeping for meetings of the Board, including preparing such materials and reports and making its officers and employees available to the Board for consultation and discussions regarding the operations and management of the Funds;

(10)        Developing and implementing or overseeing the development and implementation of a program to monitor Trust’s and the Funds’ compliance with regulatory requirements and the Funds’ own limitations and public statements; and

(11)        Supervising or providing any other services necessary for the ordinary operation of Trust and the Funds.

(b)        Nothing in this Agreement shall be deemed to diminish the obligations of any agent of Trust or other person not a party to this Agreement that is obligated to provide services to the Funds.

4.      Allocation of Charges and Expenses

(a)        Administrator.  Administrator assumes the expense of and shall pay for the performance of its operational oversight obligations under Section 3 of this Agreement, but Administrator does not assume any of the expense of and shall not pay for any Fund’s direct operational expenses (as detailed in Section 4(b)). Administrator shall at its own expense provide the office space, equipment and facilities that is necessary to provide the operational oversight services described under Section 3 of this Agreement, and shall pay all compensation of officers of Trust and all trustees of Trust who are affiliated persons of Administrator, except as otherwise specified in this Agreement.

(b)        Fund.  Except as provided in Section 4(a), each Fund shall bear all of its operational expenses including, but not limited to: compensation of Administrator under this Agreement, custodian fees; transfer agent fees; pricing costs (including the daily calculation of net asset value); fund accounting fees; legal fees of fund and trustee counsel; expenses of shareholders’ and/or trustees’ meetings; cost of printing and mailing shareholder reports and proxy statements; maintenance of non-investment-related books and records; compliance program development and implementation costs; costs of preparing, printing and mailing registration statements and updated prospectuses to current shareholders; costs in connection with the registration or qualification of shares with federal and state securities authorities and the continued qualification of shares for sale; expenses of all audits by Trust’s independent accountants, costs of preparing and filing reports with regulatory bodies; costs of the maintenance of Trust’s fidelity bond required by Section 17(g) of the 1940 Act, or other insurance premiums; and expenses of trustees who are not “interested persons” (as such term is defined in the 1940 Act) of Trust (the “disinterested trustees”); brokerage commissions, dealer markups and other expenses incurred in the acquisition or disposition of any securities or other investments; costs, including the interest expense, of borrowing money; preparing and filing tax returns, the payment of any taxes; and extraordinary expenses (including extraordinary litigation expenses and extraordinary consulting expenses).

(c)        Allocation Procedures.  At least annually, within 60 days of the Trust’s fiscal year end, or more frequently at the request of the Board, Administrator will submit to the Board for review and approval at the Board’s next regularly-scheduled meeting, the allocations of all charges and expenses covered by this Section 4 and the methodology and rationale therefor, including all such allocations between the Trust and Administrator and between and among the Funds.

5.      Compensation of Administrator.

(a)        For the operational oversight services rendered, the facilities furnished and expenses assumed by Administrator, the Fund shall pay to Administrator at the end of each calendar month the allocated costs to Administrator of its operational oversight services to the Funds as determined under the TIAA-CREF organization’s cost allocation methodology, as it may be amended from time to time.

(b)        In the event of termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rated basis through the date of termination and paid within fifteen business days of the date of termination.

6.      Limitation of Liability.

(a)        Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any act or omission in the administration of Trust or any Fund, except (i) for willful misfeasance, bad faith or negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties hereunder, and (ii) to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation.

(b)        Administrator is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust and agrees that obligations assumed by Trust or each Fund pursuant to this Agreement shall be limited in all cases to Trust or that Fund and its respective assets. Administrator agrees that it shall not seek satisfaction of any such obligation from the shareholders of Trust, nor from the trustees, officers, employees or agents of Trust.

7.      Activities of Administrator.

The services of Administrator are not deemed to be exclusive, and Administrator is free to render services to others, so long as Administrator’s services under this Agreement are not impaired. It is understood that trustees, officers, employees and shareholders of Trust are or may become interested persons of Administrator, as directors, officers, employees and shareholders or otherwise, and that directors, officers, employees and shareholders of Administrator are or may become similarly interested persons of Trust, and that Administrator may become interested in Trust or the Funds as a shareholder or otherwise.

8.      Books and Records.

(a)        Administrator hereby undertakes and agrees to maintain, in the form and for the period required by the 1940 Act, all records that are required to be maintained by Trust pursuant to the 1940 Act.

(b)        Administrator agrees that all books and records which it maintains for Trust are the property of Trust and further agrees to surrender promptly to Trust any such books, records or information upon Trust’s request. All such books and records shall be made available, within five business days of a written request, to Trust’s accountants or auditors during regular business hours at Administrator’s offices. Trust or its authorized representative shall have the right to copy any records in the possession of Administrator that pertain to Trust or the Funds. Such books, records, information or reports shall be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this Agreement, all such books, records or other information shall be returned to Trust free from any claim or assertion of rights by Administrator.

(c)        Administrator further agrees that it will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as authorized in this Agreement and that it will keep confidential any information obtained pursuant to this Agreement and disclose such information only if Trust has authorized such disclosure, or if such disclosure is required by federal or state regulatory authorities.

9.      Duration and Termination of this Agreement.

(a)        This Agreement shall not become effective with respect to a Fund unless and until it is approved by a majority of the Board of the Trust. This Agreement shall come into full force and effect on the date above first written, subject to its prior approval by the Board, provided that it shall not become effective as to any subsequently created Fund until it has been approved by the Board specifically for such Fund. As to each Fund, the Agreement shall continue in effect until such time as it is terminated by either party hereto, or until such time that the Investment Advisory Agreement with the Administrator is terminated.

(b)        This Agreement may be terminated at any time as to any Fund or to all Funds, without the payment of any penalty, by the Board or by Administrator on 60 days’ written notice to the other party. If this Agreement is terminated only with respect to one or more, but less than all, of the Funds, or if a different administrator is appointed with respect to a new Fund, the Agreement shall remain in effect with respect to the remaining Fund(s).

10.    Amendments of this Agreement.  This Agreement may be amended at any time as to any Fund or to all Funds by mutual agreement in writing by each party hereto.

11.    Governing Law.  This Agreement shall be construed in accordance with laws of the State of New York, and applicable provisions of the 1940 Act, the Advisers Act, and the 1934 Act.

12.    Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

13.    Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall be deemed one instrument.

14.    Notices.  All notices and other communications provided for hereunder shall be in writing and shall be delivered by hand or mailed first class, postage prepaid, addressed as follows:

(a)        If to Trust or the Funds -

TIAA-CREF Life Funds

730 Third Avenue

New York, NY 10017-3206

Attention: Secretary

(b)        If to Administrator -

Teachers Advisors, Inc.

730 Third Avenue

New York, New York 10017-3206

Attention: President

or to such other address as Trust or Administrator shall designate by written notice to the other.

15.    Miscellaneous.  Captions in this Agreement are included for convenience or reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

IN WITNESS WHEREOF, Trust and Administrator have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers on the day and year first above written.

TIAA-CREF LIFE FUNDS

By:
Title:

TEACHERS ADVISORS, INC.

By:
Title: